OPTION AND ASSET PURCHASE AGREEMENT

THIS OPTION AND ASSET PURCHASE AGREEMENT(this "Agreement") is entered into and made effective as of September 16, 1997 (the "Effective Date"), by andamong MENTOR CORPORATION, a Minnesota corporation, or its assignee (collectively, "Mentor"), ALCHEMY ENGINEERING, LLC, a California limited liability company d/b/a SiTech, LLC ("SiTech"), and Richard A. Compton and Del J. Petraitis, the individual members of SiTech (such individuals, the "Members"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in that certain Exclusive Supply Agreement, of even date herewith, by and between SiTech and Mentor (the "Supply Agreement").

RECITALS

WHEREAS, the Members are presently the sole members of SiTech;

WHERAS, SiTech has been formed to engage in the business of manufacturing silicone dispersions, silicone gel and silicone elastomers (the "Business") in a manufacturing facility located at 6125 Campus Circle, Irving, Texas 75038 (the "Texas Facility");

WHEREAS, simultaneously herewith, SiTech and Mentor are entering into a Supply Agreement, whereby SiTech shall manufacture such materials in the Texas Facility exclusively for Mentor, and Mentor shall purchase such materials exclusively from SiTech;

WHEREAS, Mentor desires to obtain an option to purchase all of the assets of SiTech used in the Business, in order to secure a permanent source of supply of such materials; and

WHERAS, as a condition to execution of the Supply Agreement, SiTech has agreed and the Members have agreed to cause SiTech, among other things, to grant to Mentor an exclusive option to purchase all of the assets of SiTech used in the Business pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE I
OPTION TO PURCHASE

 1.1 Grant of Option. SiTech hereby grants Mentor an irrevocable option (the "Option") to purchase, as a going concern, all of the right, title and interest in and to all of the tangible and intangible assets owned by SiTech or to which it is entitled and belonging to or used or intended to be used in the Business, of every kind and description and wherever located (collectively, the "Assets"), as of and with effect from the Closing Date (as defined in Section 1.5(a) below), upon the terms and conditions set forth in this Agreement. The term of the Option shall commence on the Effective Date and shall expire upon the earlier of: (i) the seven (7) year anniversary of the Effective Date; (ii) the successful closing of the exercise of Mentor's Option hereunder (the "Closing") or (iii) the early termination of this Agreement pursuant to Article VIII below (the "Option Term"). The Assets shall be conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, except only those liabilities and obligations that are to be assumed by Mentor as expressly provided in Section 1.4 below. From and after the Closing Date, SiTech will have no further right to use, market or otherwise transfer the Assets. All of SiTech's claims and rights under all existing agreements to be assigned to Mentor shall be assigned to Mentor as of the Closing Date, and where necessary to permit such assignment, SiTech shall use its best efforts to obtain the written consent of the other parties to such agreements to the assignments thereof to Mentor.

1.2 The Assets. The Assets to be sold and purchased hereunder, include, but shall not be limited to:

(i)   all cash balances of SiTech;

(ii)  all of the accounts receivable of SiTech;

(iii) all inventories of SiTech, including without limitation all raw materials, work in progress, finished goods (including inventories of finished products held for packaging and/or shipping and all types of inventories which are in transit or being held by third parties) and all production, shipping and packaging supplies;

(iv) all prepaid expenses, including deposits and credits of SiTech;

(v) all fixed assets of SiTech, including all machinery, equipment, tools, handling equipment and accessories and supplies;

(vi) all office furniture and furnishings, equipment and supplies of  SiTech;

(vii) all of SiTech's right, title and interest as tenant in and to leases and interests in real property (the "Real Property"), together with all of SiTech's right, title and interest in and to all easements, rights and appurtenances thereto;

(viii) all of SiTech's right, title and interest in and to all plants, buildings, structures, erections, improvements and fixtures located on or forming part of the Real Property;

(ix)                   all of SiTech's right, title and interest in, to and under all domestic and foreign patents, patent applications, patent licenses, assignable software licenses, assignable know-how licenses and technology transfer agreements, trade names, trademarks, brand names, logos, copyrights, unpatented inventions, discoveries, conceptions, reductions to practice, service marks, trademark and service mark registrations and applications, including without limitation that certain License and Technology Transfer Agreement (the "License and Technology Transfer Agreement") between SiTech and NuSil Technology ("NuSil");

(x)  all of SiTech's right, title and interest in and to trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how) manufacturing, engineering and other drawings, technology, technical information, engineering data, design and engineering specifications, formulae, processes, blueprints, sketches, schematics, flow sheets, flow diagrams, magnetic media such as audio tapes, computer disks, micromedia such as microfilm and microfiche, promotional literature and similar data, including without limitation the Master Device Files (as defined in the Supply Agreement) (all rights referred to in 1 .2(ix) and 1.2(x) together referred to as the "Intellectual Property");

(xi)  all of the Business's existing books, general, financial, tax and personnel records, correspondence and other documents, records and files, and all data systems and customer information to enable Mentor to continue the design, manufacture and sale of the Business's products and services;

(xii) the full benefit of all leases of, and conditional sales contracts and title retention agreements relating to, machinery and equipment of which SiTech is lessee;

(xiii)  the full benefit of all contracts or commitments to which SiTech is entitled, including without limiting the generality of the foregoing,

(A)   all unfilled orders received by SiTech; and

(B)   all forward commitments to SiTech for fixed assets, subleases, services, inventory, supplies or materials entered into in the usual and ordinary course of the Business, whether or not there are any written contracts with respect thereto;

(xiv)                 the full benefit of all licenses, and all registrations and permits of SiTech pertaining to environment, health and safety matters, and all other assignable registrations and permits;

(xv)                  the goodwill of SiTech;

(xvi)                 all computer aided design and other product development equipment of SiTech; and

(xvii)                all claims, causes of action, rights of recovery, refunds and rights of set-off of any kind of SiTech, except insofar as necessary to offset a claim against SiTech but for which SiTech does not recover money.

(xviii)                all insurance proceeds and the full benefit of all insurance policies of SiTech, including without limitation those described in Section 3.12 hereof.

1.3       Excluded Assets. Notwithstanding the provisions of Section 1.2 above to the contrary, the Assets shall not include:

(i)                     SiTech's minute book, membership or other ownership ledger and records and tax records not necessary for Mentor to continue the Business; and

(ii)                    assets related to employee benefit plans which are not assumed by Mentor.

1.4       Liabilities.

(a)        Assumed Liabilities. Subject to Section 1.4(b) below, Mentor shall assume, pay, fulfill, perform or otherwise discharge SiTech's liability for (i) post-Closing obligations under the facility and equipment leases of SiTech as of the Closing Date on terms acceptable to Mentor and the lessorsthereunder; (ii) contracts and accounts payable relating to the purchase of inventory, sale of products and similar agreements that may arise prior to the Closing Date in the ordinary course of operations of the Business in accordance with SiTech's prior practice; (iii) SiTech's bank line of credit or other indebtedness for borrowed money; (iv) all sales and transfer taxes and fees, if any, generated by the exercise by Mentor of its Option hereunder and its purchase of the Assets hereby and (v) any accrued but unpaid obligations of SiTech to make distributions under Section 1.6(a) hereof, all pursuant to an agreement governing the assumption of liabilities to be executed by SiTech and Mentor in the form attached hereto as Exhibit A (the "Assignment and Assumption Agreement").

(b)        Excluded Liabilities. Except as provided in the Assignment and Assumption Agreement, Mentor shall not assume, pay, perform, defend or discharge any, and SiTech shall solely retain, pay, perform, defend and discharge, all of SiTech's liabilities and obligations of any and every kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, whether known or unknown, including but not limited to:  (i) [Intentionally Omitted];  (ii) specifically excluding the tax obligations described in Section 1.4(a)(iv) above, all income, withholding, or other taxes or fees resulting from the transfer of the Assets and Business or otherwise; (iii) any obligations or liabilities of SiTech to is employees, including but not limited to accrued but unpaid payroll, accrued obligations or liabilities under any employment or consulting agreements, employee's beneficial interests or options to purchase beneficial interests in SiTech, employee benefit plans or person, profit-sharing or retirement plans or vacation arrangements; (iv) any obligations or liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (v) any liabilities or expenses of SiTech, including brokers', attorneys' and other professionals' fees incurred in negotiating, executing and completing SiTech's obligations under this Agreement; (vi) any obligations or liabilities relating to any products alleged to have been manufactured, or sold by SiTech and alleged to have been defective, improperly designed or manufactured or improperly labeled; and (vii) any obligations or liabilities arising under any Environmental Law (as defined in Section 3.5 below) or any other law (collectively, the "Excluded Liabilities").

1.5       Exercise of Option. Due Diligence and Closing Date.

(a)        The Option may be exercised by Mentor, in its sole discretion, by delivering written notice (the "Option Notice") to SiTech prior to the expiration of the Option Term. Such Option Notice shall specify the tentative time and date of the Closing (which shall be not be less than ninety (90) days and not more than 120 days from the date of delivery of the. Option Notice), and shall specify the due diligence materials and information (the "Due Diligence Information") to be furnished to Mentor to complete its due diligence investigation in connection with its purchase of the Assets from SiTech at the Closing. SiTech shall promptly prepare and provide to Mentor all Due Diligence Information so requested and the. Disclosure Schedule (as defined in Section 3.1 below) to this Agreement (as updated to the Closing) within thirty (30) days after SiTech's receipt of the Option Notice and due diligence request from Mentor. Mentor shall approve or disapprove all of the Due Diligence Information and the updated Disclosure Schedule within sixty (60) days after receipt thereof (the "Due Diligence Period") and, provided Mentor shall have approved the same, the Closing shall occur on the first business date following the expiration of the Due Diligence Period (the "Closing Date").

(b)       In the event a Closing does not occur, for any reason, within 120 days from the date of Mentor's delivery of an Option Notice to SiTech, this Agreement shall continue in full force and effect until the earlier of: (i) the seven (7) year anniversary of the Effective Date; (ii) a successful Closing pursuant to Mentor's delivery of an Option Notice to SiTech; or (iii) the early termination of this Agreement pursuant to Article VIII below.

1.6       Certain Tax Liabilities.

(a)        Notwithstanding any other provision of this Agreement, during each year SiTech may distribute to each of its members an amount equal to their respective federal and state net income tax liability resulting from their interest in SiTech, calculated to the time immediately prior to Closing, taking into account items of such year's income, loss, deduction and credit, and any other nonseparately computed items of income or loss as described in Section 1366(a) of the Internal Revenue Code (the "Code") (collectively, the "SiTech Items") imputed to such member for that year, pursuant to the terms in Section 1.6(b) below.

(b)       The tax liabilities described in Section 1.6(a) above shall be calculated by the following method; Each member shall submit to an independent Certified Public Accountant, mutually agreed upon by SiTech and Mentor (the "CPA"), two sets of federal and state tax returns, with and without the SiTech Items.  The CPA may not alter the members tax returns as submitted, but may, in calculating the net tax effect of the SiTech items, make only those changes necessary to correct numerical errors or to comply with federal and state law. The aggregate difference in each members' net tax liability due to the inclusion of the effect of such member's interest in SiTech, as determined by the CPA, shall be distributed to each member by SiTech on either an annual or quarterly basis, to coincide with each member's filing obligations, within 30 days of the CPA completing his or her review of each member's tax returns. The expenses associated with the CPA will be borne by SiTech in the ordinary course of business.

(c)        After the Closing Date, and solely with respect to each annual or quarterly tax period for a member (i) that either includes the Closing Date or for which distributions pursuant to Section 1.6(a) could not reasonably have been made prior to the Closing Date due to the time requirements set forth in Section 1.6(b) above and (ii) for which distributions have not been made to such member pursuant to Section 1.6(a), Mentor hereby agrees to distribute to each of the members of SiTech (who are members of SiTech as of the Closing Date) an amount equal to their respective federal and state net income tax liability resulting from their interest in SiTech, with respect and calculated to the time ending immediately prior to Closing, taking into account the SiTech Items imputed to such member for that year, pursuant to the terms of Section 1.6(b) above.

ARTICLE II
PURCHASE PRICE AND CLOSING

 2.1       Purchase Price. The aggregate purchase price for the Assets shall be Fourteen Million Six Hundred Thousand Dollars ($14,600,000). Notwithstanding the foregoing, such aggregate purchase price shall be subject to adjustment in the event SiTech shall have failed to meet, to Mentor's satisfaction, as of the Closing Date, one or more of the mutually agreed upon milestones set forth on Exhibit B attached hereto required thereby to have been achieved by such time (the "Milestones"). In such event the Purchase Price shall be adjusted by subtracting the amount(s) set forth opposite such failed Milestone(s) on Exhibit B attached hereto (as so adjusted, the "Purchase Price").

2.2       Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes in the manner set forth on Exhibit C, which shall be prepared by Mentor and attached hereto on the Closing Date, and each of the parties shall file all applicable federal, state and local income tax returns and other forms with ail applicable tax authorities on a basis consistent therewith.

2.3              Closing.

(a)       Upon exercise of the Option by Mentor, the Closing shall occur on the Closing Date at the offices of Mentor, 5425 Hollister Avenue, Santa Barbara, California 93111, or such other date and place as the parties mutually agree.

(b)        At the Closing, subject to Article VI below, SiTech shall deliver to Mentor:

(i)         a duly executed Bill of Sale substantially in the form attached hereto as Exhibit D;

(ii)         duly executed assignments of SiTech's right, title and interest in and to, or licenses to practice, the Intellectual Property;

(iii)                   duly executed assignments of SiTech's right, title and interest in, to and under each contract and license to be assigned pursuant to this Agreement;

(iv)                   evidence of the release of all liabilities, obligations, liens, claims and encumbrances on or against the Assets;

(v)                    such other instruments of assignment or conveyance as Mentor may reasonably request as necessary or appropriate to vest in Mentor good and marketable title to the Assets; and

                                    (vi)                  possession of all tangible assets of the Business.

(c)        At the Closing, subject to Article V below, Mentor shall pay the Purchase Price to SiTech by wire transfer of immediately available federal funds to an account designated by SiTech, subject to escrow of the Holdback (as defined in and pursuant to Section 2.4 below) and the Purchase Price adjustment described in Section 2.1 above.

2.4       The Holdback.

(a)        At the Closing, Two Million Dollars ($2,000,000) of the Purchase Price (the "Holdback") shall be deposited in an interest bearing escrow account with a party to be mutually agreeable to Mentor and SiTech as escrow agent (the "Escrow Agent"), to be held and administered in accordance with the terms and conditions set forth in this Section 2.4. Mentor and SiTech shall share equally the expenses associated with such escrow account.

(b)       If the Holdback has not been released to Mentor pursuant to Section 2.4(d) hereof and no claims by Mentor to the Escrow Agent have been made for the release of any of the Holdback on the first business day which is one (1) year following the Closing Date, the Escrow Agent shall release and deliver One Million Dollars ($1,000,000) of the Holdback to SiTech, without the necessity for any further instruction from either Mentor or SiTech.

(c)        Subject to Section 2.3(d) hereof, the Escrow Agent shall release the Holdback (or such portion of the Holdback that SiTech is entitled to receive after subtracting any of the Holdback released to Mentor in recovery of Damages (as defined in Section 7.1 below) pursuant to Section 2.3(d) hereof or any of the Holdback released pursuant to Section 2.3(b) hereof) on the first business day which is two (2) years following the Closing Date, and on such date the Escrow Agent shall release and deliver all or such portion of the Holdback including interest to which SiTech is entitled to SiTech, without the necessity for any further instruction from either Mentor or SiTech.

(d)       Mentor shall be entitled to recover any Damages that may be suffered by Mentor and that are indemnifiable pursuant to Article VII below against the Holdback. The applicable parties hereto shall negotiate in good faith for a reasonable period of time (prior to seeking judicial resolution) regarding the amount of Damages that are indemmfiable. Upon a final settlement between the applicable parties or judgment by a court of competent jurisdiction as to the mutually agreed or judicially determined amount of the Damages that are indemnifiable, that portion of the Holdback equaling the amount of the Damages to which Mentor is entitled to recover shall be released by the Escrow Agent to Mentor to satisfy such Damages.

(e)        Mentor and SiTech hereby agree to execute and deliver any agreement (the "Escrow Agreement") reasonably required by the Escrow Agent which sets forth the rights and obligations of the Escrow Agent with respect to the escrow and re sale of the Holdback.

2.5       Certain Distributions. In the event distributions are made to members of SiTech for ongoing income tax liability, as provided for in Section 1.6 of this Agreement, and such distributions in the aggregate exceed or will exceed forty-three percent (43%) of the net taxable income of SiTech as reflected on the K-i schedules for all SiTech members during the time for which distributions are to be made, the Purchase Price to be paid by Mentor, as set forth in Section 2.1 above, shall be reduced by an amount equal to such excess. In the event not all distributions provided for in Section 1.6 shall have been made as of the Closing Date, the Purchase Price shall be adjusted, if at all, as of the Closing Date in accordance with the foregoing sentence with respect to the periods for which distributions were actually made. As soon as practicable after all distributions to be made pursuant to Section 1.6 have been made, Mentor shall pay to SiTech (if the amount of clause (ii) below exceeds that of clause (i) below), or SiTech shall pay to Mentor (if the amount of clause (i) exceeds that of clause (ii)), an amount equal to the difference between (i) the Purchase Price payable on the Closing Date and (ii) the Purchase Price that would have been payable on the Closing Date if the tax and other information, with respect to all distributions to be made pursuant to Section 1.6, required for the calculations in the first sentence hereof were knowable and known at such time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SITECH AND MEMBERS

                         Except as set forth on the Disclosure Schedule attached as Exhibit E  hereto, which specifically identifies all the relevant sections thereon (the "Disclosure Schedule"), SiTech and, solely with respect to Sections 3.1, 3.2, 3.5(c), (d) and (e), 3.17, 3.20 and 3.21 of this Article III, the Members, jointly and severally, represent and warrant to Mentor, as of the Effective Date and, after the Disclosure Schedule is updated, as of the Closing Date, as follows:

3.1       Existence. Good Standing and Authority. SiTech is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to conduct business as a foreign limited liability company in all jurisdictions in which such qualification is required. SiTech has all necessary power and authority and has taken all actions necessary to enter into this Agreement, the Supply Agreement, the License and Technology Transfer Agreement, and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other actions or proceedings on the part of SiTech are necessary to authorize this Agreement, the Supply Agreement or the License and Technology Transfer Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Supply Agreement and the License and Technology Transfer Agreement has been duly and validly executed and delivered by SiTech, and constitutes a legal, valid and binding obligation of SiTech, enforceable against SiTech in accordance with its terms, except as enforcement may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally. Neither the execution or delivery of this Agreement, the Supply Agreement or the License and Technology Transfer Agreement, nor the consummation of the transactions contemplated hereby or thereby or performance hereunder or thereunder, will violate the terms of the Articles of Organization or Operating Agreement of SiTech.

3.2       Capitalization. The amount of authorized, issued and/or outstanding ownership or membership interests of or in SiTech (the "SiTech Membership Interests"), as applicable, are as set forth in the Disclosure Schedule. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the SiTech Membership Interests have been issued by SiTech to, and are owned beneficially or of record by, the Members, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including without limitation conversion or preemptive rights) providing for the purchase, issuance or sale of any ownership interests in SiTech or the SiTech Membership Interests or any securities convertible into or exchangeable for any SiTech Membership Interests.

3.3       Affiliate Relationships. Except for SiTech's contractual arrangement(s) with Mentor, SiTech does not have, and on the Closing Date will not have, any material interest, direct or indirect, in any supplier to or customer of any party to any contract or other arrangement which is material to SiTech.

3.4       Financial Statements. SiTech shall prepare and deliver to Mentor (i) annually, the balance sheet and related statements of income and cash flows of SiTech at and for each fiscal year beginning with the year in which the Effective Date occurs and ending with the year immediately prior to the year in which the Option Notice is delivered (the "Financial Statements"); (ii) quarterly, the unaudited balance sheet and related statements of income and cash flows of SiTech for each quarter of each fiscal year beginning with the year in which the Effective Date occurs and ending with the quarterly period next preceding the date of the Option Notice (the "Interim Financial Statements"); and (iii) at Mentor's written request, audited Financial Statements for any fiscal year beginning with the year in which the Effective Date occurs and for the period beginning with the beginning of the fiscal year in which the Option Notice is given and ending on the date of the Option Notice (the "Audited Financial Statements"). As of the Closing, the internal books and records of SiTech from which the Financial Statements, the Interim Financial Statements and the Audited Financial Statements are prepared will not contain any information which is false or misleading. All Financial Statements, Interim Financial Statements and Audited Financial Statements (i) will be prepared in accordance with such books and records; (ii) will be prepared in accordance with SiTech's accounting policies and principles, and will be in accordance with generally accepted accounting principles consistently applied ("GAAP"); and (iii) will present fairly SiTech's financial position and results of operations at the dates and for the periods reflected therein.

3.5       Absence of Certain Changes. Notwithstanding anything to the contrary in this Agreement, from the Effective Date until the Closing Date, SiTech shall not, and solely with respect to Sections 3.5(c), (d) and (e) hereof, the Members shall not and shall not permit

SiTech to, do or permit any of the items listed below. Notwithstanding the foregoing sentence, -Mentor may waive any and all objections it may have with respect to such action, and such waiver and consent shall be deemed for all purposes to have been given with respect to a proposed (and not then current) activity described in this Section 3.5 if, within 15 days of receiving notice of a proposed action, Mentor does not deliver to SiTech in writing an objection to such action and the basis therefor.

(a)        permit to occur any Material Adverse Effect (as defined in Section 5.6 below);

(b)       increase the compensation paid or payable by SiTech, other than in the ordinary course of business, to any of its officers, directors, employees or agents;

(c)        (i) except as set forth in Section 1.6 hereof, pay any compensation to any member of SiTech, (except in his, her or its capacity as a full-time, on-site employee of SiTech; or (ii) pay compensation to any employee of NuSil who remains employed by NuSil in any capacity;

(d)       except as set forth in Section 1.6 hereof, declare, set aside or pay dividends or distributions in respect of ownership interests m SiTech including SiTech Membership Interests (except in the event and to the extent SiTech's members' equity (as determined in accordance with GAAP) at such time is equal to or greater than Seven Million Dollars ($7,000,000)), or directly or indirectly redeem, purchase or otherwise acquire any such ownership interests or agree to do any of the foregoing; provided, however, that no such declaration, set aside or payment, or agreement to do same, may occur if SiTech is liable for any bank line of credit or other indebtedness for borrowed money, or trade or other debt, other than accounts payable incurred in the ordinary course of business and not more than thirty (30) days past due.

(e)        issue, transfer, sell of pledge any SiTech Membership Interests or other securities, or any commitment, option (other than options to purchase additional SiTech Membership Interests which may be reserved for grant to employees and consultants of SiTech), right or privilege under which SiTech is or may become obligated to issue any SiTech Membership Interests or other securities;

(f)        incur any indebtedness, except such as may have been incurred or entered into in the ordinary course of business;

(g)        make any loan or agree to make any loan, or become liable or agree to become liable as a guarantor with respect to any loan (other than the initial capitalization requirements of SiTech as set forth in the Disclosure Schedule);

(h)        waive or compromise any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation;

(i)         change the accounting methods, practices or policies followed by SiTech from those in effect on the Effective Date;

(j)        sell, assign or transfer any patents, trademarks, copyrights, trade secrets, know-how or other intangible assets or Intellectual Property of material value;

(k)       purchase or otherwise acquire, sell, lease, dispose of, mortgage, pledge or subject to any lien or encumbrance, any of its material property or assets, tangible or intangible, or agree to do any of the foregoing, except in the ordinary course of business and for any single purchase or event (or group or series thereof, to the extent reasonable to be viewed as a single ongoing transaction or occurrence) in an amount not greater than (i) One Hundred Thousand Dollars ($100,000) with respect to inventory or raw materials purchases, or (ii) Fifty Thousand Dollars ($50,000) with respect to fixed assets or other purchases and events; provided, however, that such dollar limits shall not apply with respect to the start-up costs of the Texas Facility and which start-up costs, to the extent conducted reasonably, shall be considered to be in the ordinary course of business for the purposes of this Section 3.5(k);

(1)       terminate or lose (i) any material contract, lease, license or other agreement to which it is, as of the Effective Date, or becomes thereafter, during the Option Term, a party; or (ii) any certificate or other authorization it requires for the continued operation of any material portion of the Business;

(m)       agree or commit to do any of the things prohibited by this Section 3.5.

3.6       Properties. SiTech does not own or hold tide to any real properly. With respect to all real and personal property leased by it, SiTech is in compliance in all material respects with such leases and holds a valid leasehold interest free of any liabilities, obligations, liens, claims or encumbrances of any kind whatsoever.  Set forth in the Disclosure Schedule is: (i) a list of all leases or rental contracts under which SiTech is a lessee, lessor, sublessee or sublease and (ii) a list of all equipment used by SiTech in the operation of the Business which is owned or leased by SiTech and which had an original cost of $25,000 or more.  SiTech has beneficial ownership of, and good and marketable title to, all personal property used in its operations or necessary for the conduct of the Business, and such property is subject to no mortgages, pledges, loans, liabilities, obligations, liens, claims or encumbrances of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures, currently used by SiTech in the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. To the best knowledge of SiTech, all improvements on owned or leased property used by SiTech in the operation of the Business and the present use thereof are in accordance with all applicable laws. The value of any fixed asset used by SiTech in the operation of the Business has not been written up or down, other than pursuant to depreciation or amortization expenses in accordance with GAAP and past practice.

3.7       Inventory. SiTech's inventory consists, and at the time of Closing will consist, solely of inventory of the kind and quality regularly and currently used in the Business.

3.8       Indebtedness. The Disclosure Schedule contains a complete list of each -and every agreement or other instrument under which SiTech has outstanding indebtedness for borrowed money equal to or greater than $25,000. Prior to the Effective Date SiTech shall furnish Mentor with true and correct copies of each such agreement and instrument, including all amendments with respect thereto (and, with respect to such agreements and instruments entered into after the Effective Date, SiTech shall furnish Mentor with true and correct copies of each such agreement and instrument, including all amendments with respect thereto, prior to the Closing). SiTech is not in default in any material respect under any such agreement or instrument and, to the best knowledge of SiTech, no party to any such agreement or instrument is in default in any material respect thereunder.

3.9       Litigation. Except as set forth on the Disclosure Schedule, there are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the best knowledge of SiTech threatened, against SiTech or affecting the operations of SiTech (or its properties, assets or the businesses) or the consummation of the transactions contemplated herein, at law or in equity, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. SiTech is in compliance with all applicable laws and regulations.

3.10     Taxes. SiTech has (i) duly and timely filed or caused to be filed all federal, state and local tax returns required to be filed, if any, prior to the Closing Date which relate to SiTech or with respect to which SiTech is liable or otherwise is in any way subject, and

(ii)  has paid all such federal, state and local taxes due and payable. No tax liabilities, disallowances or assessments relating to the Business, the Assets or the employees or independent contractors of SiTech are outstanding, and to the best knowledge of SiTech there is no basis for any such liabilities, disallowances or assessments.

3.11  Employees and Service Providers.  SiTech had not been and is not currently involved in any labor discussion with any group seeking to become the bargaining unit for any of SiTech's employees.  The Disclosure Schedule contains a listing of (i) each employment, consulting, severance, deferred compensation, bonus, ownership interest option, purchase or appreciation and any other employee benefit plan (whether or not in writing) providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which SiTech is a party or by which it is bound; (ii) each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and not exempted under Section 4(b) or Section 201 of ERISA maintained by SiTech or to which SiTech is required to contribute including any multi-employer pension plan; and (iii) each "employee welfare benefit plan" as defined in Section 3(1,) of ERISA maintained by SiTech or to which SiTech contributes or is required to contribute. SiTech has complied in all material respects with all applicable laws, rules and regulations relating to employment. All of SiTech's employee benefits plans, as defined in Section 3(3) of ERISA, including all benefit plans subject to Title IV of ERISA, in effect at any time since inception of SiTech are now, and have always been, established, maintained and operated in accordance, in all material respects, with all applicable laws (including, without limitation, ERISA and the Internal Revenue Code) and all regulations and interpretations thereunder and in accordance with their plan documents.

3.12     Insurance. The following insurance policies are in full force and effect and have been in full force and effect, without gaps, continuously since the Effective Date:

(i)         worker's compensation insurance coverage in the amount required by Texas law;

(ii)        general comprehensive liability insurance, with contractual liability and property damage endorsements in the minimum amount of Two Million Five Hundred Thousand Dollars ($2,500,000)each occurrence and in the aggregate, including coverage for business interruption (with coverage limits and terms customary and reasonable for the industry); and

(iii)       environmental impairment liability insurance for non-sudden and accidental occurrences, if required by applicable law or regulation.

Copies of the above policies have been made or will be made available to Mentor for inspection. SiTech is not aware of any facts concerning SiTech, the Business or its operations, assets and liabilities, contingent or otherwise, upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies and all such insurance polices can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing Date. All insurance coverage shall consist of 100% replacement coverage, to the extent applicable.

3.13          Contracts and Permits.

(a)        The Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements to which SiTech is a party as of the Effective Date (to be updated prior to Closing to describe all contracts, agreements or other arrangements to which SiTech has become a party after Effective Date) and which are not already disclosed pursuant to other provisions in the Agreement:

(i)         all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset of SiTech;

(ii)        all leases or agreements under which SiTech is lessee of, or holds or operates, any property, real or personal, owned by any other party, except for any lease under which the aggregate annual rental payments do not exceed $5,000;

(iii) all contracts and agreements that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by SiTech of more than $25,000 annually, and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to SiTech;

(iv) a list of the Master Device Files with respect to each product manufactured by SiTech; and

(v)        all material permits, licenses and other, certificates or authorizations issued to SiTech by any governmental authority having jurisdiction over the Texas Facility (collectively, the "Permits").

(b)       Each contract disclosed in the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto and will continue to be legal, valid, binding and enforceable after the Closing. SiTech has performed all of its required obligations under, and is not, in any material respect, in violation or breach of or default under, any contract except as set forth in the Disclosure Schedule. Except as set forth on the Disclosure Schedule, the Permits are, and as of the Closing will be, in full force and effect and the continuing validity and effectiveness of such Permits will not be affected in any manner by the sale and transfer of the Assets to Mentor as herein contemplated.

3.14     Compliance with Law: Governmental Consents. The Business has been and is being conducted by SiTech in compliance with all laws, rules, regulations and licensing requirements applicable thereto, except where failure to be so in compliance would not have a Material Adverse Effect (as defined in Section 5.6 below). SiTech is not aware of any facts which might form the basis for a claim that any material violation of such laws exists. There are no unresolved notices of deficiency or charges of violation brought or, to the best knowledge of SiTech, threatened against SiTech, under any federal, state or local laws or regulations. Except for any filing requirements under the HSR Act (as defined in Section 4.3 below) and except as set forth on the Disclosure Schedule attached hereto, no consent, approval, order or authorization of, or registration. qualification, designation,. declaration or filing with, any federal, state or local governmental authority on the part of SiTech is required in connection with the execution, delivery and performance by SiTech of this Agreement, the consummation of the transactions contemplated hereby, or Mentor's operation of the Business following the Closing Date.

3.15     Environmental Matters.

(a)        For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state, local and foreign laws, codes, regulations, common law, requirements, directives, orders and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any governmental or regulatory authority, relating to pollution, the protection of the environment or the emission, discharge, disposal, release or threatened release of Hazardous Materials in or into the environment, and the term "Hazardous Materials" shall mean pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

(b)       (i) SiTech has not received any notices, directives, violation reports, actions or claims from or by (A) any federal, state or local governmental agency concerning SiTech and any Environmental Law, or (B) any person alleging that, in connection with Hazardous Materials, conditions at any real property owned or leased by SiTech have resulted in or caused or threatened to result in or cause injury or death to any person or damages to any property, including, without limitation, damage to natural resources; and to the best knowledge of SiTech no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (ii) throughout the period of operation of any real property by SiTech, SiTech has operated and continues to operate such real property in compliance with all Environmental Laws and in a manner which should not give rise to any liability under any Environmental Laws and (iii) SiTech is not aware of any facts, events or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which materially interfere with or prevent continued compliance by SiTech with, or give rise to any present or potential liability (including with respect to past activities) under any Environmental Laws.

3.16     Operation of Facilities. SiTech shall at all times operate the Texas Facility and manufacture its products in conformance with ISO-9002 and current Good Manufacturing Practices Quality Systems Regulations (the "GMPs"), as promulgated by the United States Food and Drug Administration.

3.17     Consents of Non-Governmental Third Parties. No consent, waiver or approval of any non-governmental third party is necessary for the consummation by SiTech and the Members of the transactions contemplated by this Agreement, the Supply Agreement or the License and Technology Transfer Agreement.

3.18     Intellectual Property Rights. SiTech owns all right, title and interest in and to or has the unrestricted right to grant licenses to, fully exploit and exercise all of the Intellectual Property necessary in any material respect for the ownership, maintenance and operation of the Business, all as more specifically described in the Disclosure Schedule.  The Intellectual Property does not infringed or otherwise violate the rights of any third party.  There are no claims or allegations asserted by any person challenging such ownership or licenses, or the validity or enforceability of the Intellectual Property and all such Intellectual Property is freely transferable.  To the best knowledge of SiTech, the Intellectual Property is not being infringed or otherwise violated by any party.  The consummation of the transactions contemplated by this Agreement (and specifically the purchase by Mentor of the Assets of SiTech) and the Supply Agreement, will not, in any way, alter or impair SiTech's ownership of, and/or rights, in the Intellectual Property, nor its ability to freely transfer such rights to Mentor. As of the Closing, Mentor will have full ownership of, and/or rights with respect to, the Intellectual Property free and clear of all liabilities, obligations, liens, claims and encumbrances, which Intellectual Property will constitute after the transfer to Mentor all of the Intellectual Property necessary in any material respect for the ownership, maintenance and operation of the Business as conducted at the time of Closing.

3.19         No Undisclosed Liabilities. SiTech has no liabilities other than as disclosed herein (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) which may have a Material Adverse Effect (as defined in Section 5.6 below).

3.20         No Fraudulent Conveyance. SiTech and the Members have not disposed of or transferred any of SiTech's assets in a manner that would constitute, and the consummation by SiTech and the Members of the transactions contemplated hereby will not constitute, a fraudulent conveyance or fraud on creditors of SiTech under applicable law.

3.21        Representations Complete. Neither the representations and warranties made by SiTech and, as applicable, the Members herein nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains as of the Effective Date or as of the Closing Date, as applicable, any untrue statement of a material fact, or omits to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS OF SITECH AND THE MEMBERS

4.1           Development of Business. From the Effective Date until the Closing Date, SiTech shall use its best efforts to carry on the development of the Business in order for SiTech to achieve the Milestones set forth on Exhibit B hereto, and to fulfill its obligations under this Agreement, the Supply Agreement and the License and Technology Transfer Agreement.

4.2          Conduct of Business.

(a)        Notwithstanding anything to the contrary in this Agreement, from the Effective Date until the Closing, SiTech shall not, and specifically with respect to Sections 4.2(a)(xii) and (xiii), the Members shall not permit SiTech to, do or permit any of the items listed below in thisSection 4.2(a).  Notwithstanding the foregoing sentence, Mentor may waive any and all objections it may have with respect to such action under this Section 4.2(a), and such waiver and consent shall be deemed for all purposes of such Section to have been given with respect to a proposed (and not then current) action described in this Section if, within 15 days of receiving notice of a proposed action , Mentor does not deliver to SiTech in writing an objection to such action and the basis therefore.

(i)         incur any additional indebtedness, or guarantee any indebtedness or obligation of any other party; provided, however, that SiTech may obtain a working capital line of credit of not more than $100,000;

(ii)        issue, redeem or purchase any of SiTech's Membership interests or other ownership interests in SiTech or securities convertible into same or grant or issue any options (other than options to purchase additional SiTech Membership Interests which may be reserved for grant to employees and consultants of SiTech), warrants or rights to subscribe for SiTech Membership Interests in SiTech or securities convertible into same or commit to do any of the foregoing;

(iii) enter into any agreement to manufacture or sell any products or materials of any nature to any party other than the products and materials to be purchased by Mentor under the Supply Agreement;

(iv) enter into, amend or terminate any material agreement or arrangement, other than in the ordinary course of business;

(v) increase the compensation payable or to become payable to any of SiTech's officers, employees or agents (except in the ordinary course of business), or adopt or amend any employee benefit plan or arrangement other than to adopt a option or bonus plan under which options to purchase beneficial interests in SiTech may be reserved for grant to employees and consultants of SiTech);

(vi) enter into any employment contract or agreement with any existing or prospective employee (other than to the extent such individual agrees to be bound by confidentiality provisions or by which he or she may receive or purchase beneficial interests in SiTech), including without limitation, the payment of or entering into obligations with respect to any severance benefits ("Severance Benefits");

(vii) pay any obligation or liability, fixed or contingent, other than in the ordinary course of business;

(viii) cancel, without full payment, any note, loan or other obligation owing to SiTech;

(ix) acquire or dispose of any properties or assets used in the Business except in the ordinary course of business;

(x)        create or suffer to be imposed any mortgage, security interest, charge, liability, obligation, lien, claim or encumbrance on or against any of SiTech's properties or assets;

(xi)       engage in any business, activity or transaction outside the ordinary course of the Business as proposed to be conducted as of the Effective Date;

(xii) make or adopt any change in the Articles of Organization or Operating Agreement of SiTech as in force and effect on the Effective Date (except to the extent of increasing the authorized SiTech Membership Interests for issuance to present NuSil or SiTech employees as of the date hereof, or in connection with issuances of beneficial interests in SiTech to employees); or

(xiii) take any action, or omit to take any action, within its control, that would cause, and shall promptly notify Mentor in writing of any event or occurrence which causes, any of the representations and warranties set forth in Article III hereof, to the extent applicable to SiTech or such Members, to become untrue, incomplete or inaccurate in any material respect prior to or as of the Closing Date.

(b)       From the Effective Date until the Closing Date, except as otherwise expressly permitted in this Agreement, SiTech shall:

(i)         operate the Texas Facility and manufacture its products in conformance with ISO-9002 and with the GMPs, with all relevant United States federal and state laws and regulations applicable to the products manufactured by SiTech and with such other foreign regulatory authorities as requested by Mentor;

(ii)          maintainSiTech's insurance policies at the coverage levels described in Section 3.12 hereof, and not take any action to terminate or modify such insurance policies;

(iii)        maintainSiTech's books and records consistent with SiTech's past practices and policies and in accordance with GAAP;

(iv)        maintain in good working condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all fixed assets owned, leased or operated, as the case may be, by SiTech;

(v)        (A) observe and perform, and remain in compliance with, SiTech's obligations in agreements and contracts the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 5.6 below) and (B) not enter into any agreements or contracts outside the ordinary course of business or which would require payments by SiTech, for any single agreement or contract (or group or series thereof, to the extent reasonable to be viewed as a single ongoing transaction), over any period of twelve (12) months of more than (i) One Hundred Thousand Dollars ($100,000) with respect to inventory or raw materials purchases, or otherwise (ii) Fifty Thousand Dollars ($50,000); provided, however, that such dollar limits shall not apply with respect to the start-up costs of the Texas Facility and which start-up costs, to the extent conducted reasonably, shall be considered to be in the ordinary course of business for the purposes of this Section 4.2(b)(v); and provided, further, that notwithstanding the foregoing Section 4.2(b)(v)(B), Mentor may waive any and all objections it may have with respect to such contract or agreement under Section 4.2(b)(v)(B), and such waiver and consent shall be deemed for all purposes of such Section to have been given with respect to a proposed (and not then current) contract or agreement if, within 15 days of receiving notice of a proposed contract or agreement, Mentor does not deliver to SiTech in writing an objection to such contract or agreement and the basis therefor.

(vi) use its best efforts to maintain all Permits held by SiTech or under which it operates or conducts the Business in full force and effect.

4.3       Necessary Consents. Certificates and Films.

(a)        Prior to the Closing, SiTech, and specifically with respect to Sections 4.3(a)(i) and (iv), the Members, shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriation action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated as promptly as practicable, including without limitation voting in favor of same, (ii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by SiTech or any of SiTech's subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated, (iii) use its best efforts to obtain such estoppel certificates from the landlord of the Texas Facility as required by Mentor (the "Estoppel Certificates"), (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated herein required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder, and any related governmental request thereunder, if applicable, and any other applicable law; provided that SiTech and Mentor shall cooperate with each other in connection with the making of all such filings, including providing copies of all necessary documents to the other and its advisors prior to filing, and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b)       Without limiting the generality of its undertakings pursuant to Section 4.3(a) above, SiTech shall (i) use its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any governmental authority with jurisdiction over enforcement of any applicable antitrust laws or any other party of a preliminary injunction or other order that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or would prevent or delay such consummation; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to prosecute an appeal of such injunction or order; provided, however, that SiTech shall not be required to undertake more than one such appeal.

            4.4                   Access to Information.  SiTech shall give Mentor and its accountants, legal counsel and other representatives full access, during normal business hours throughout the period commencing on the date hereof and through the Closing Date, to all of the properties, books, contracts, commitments and nonprivileged records relating to the Business, the Assets and the liabilities of SiTech, and will furnish Mentor, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as Mentor may reasonably request, including but not limited to the annual delivery of the Financial Statements or the Audited Financial Statements, as applicable, and the quarterly delivery of the Interim Financial Statements pursuant to Section 3.4 above. Mentor shall also have the right to audit SiTech to ensure conformance by SiTech with ISO-9002 and conformance with applicable regulatory requirements, including the GMPs, provided that such audits will be scheduled during normal business hours upon at least thirty (30) days prior written notice to SiTech. Any furnishing of information pursuant hereto by Mentor shall not affect Mentor's right to rely on the representations, warranties and covenants made by SiTech and, to the extent applicable, the Members in this Agreement.

4.5       Certain Defaults: Litigation: Changed Circumstances. SiTech will give prompt notice to Mentor of:

(a)        any notice of default received by SiTech subsequent to the date of this Agreement and through the Closing Date under any instrument or agreement to which SiTech is a party or by which SciTech or the Assets are bound, which default could, if not -remedied, have a Material Adverse Effect (as defined in Section 5.6 below) or which would render incorrect any representation or warranty made herein; - -

(b)       any suit, action, proceeding or investigation instituted or threatened against or affecting SiTech subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could have a Material Adverse Effect (as defined in Section 5.6 below) or which would render incorrect any representation or warranty made herein; and

(c)        any change in circumstances or action resulting in a breach of any representation and warranty set forth in Section 3 above, including without any limitation any actions in breach of Section 3.5 above.

4.6       Other Negotiations. Prior to the Closing, or such earlier date on which this Agreement is terminated in accordance with its terms, SiTech and the Members will not, and SiTech and the Members will cause SiTech's officers, directors, employees, agents and representatives not to, directly or indirectly, initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate with any other, or entertain or consider any inquiries or proposals received from any other person or entity, concerning the possible disposition of the Business or the Assets, in whole or in part. l)during such time, SiTech and the Members will not furnish any information concerning SiTech to any person or entity other than Mentor for the purpose of, or with the intent of, permitting such person or entity to evaluate a possible acquisition of the Business or the Assets, in whole or in part. SiTech and the Members will give prompt notice to Mentor of any inquiries or proposals received by SiTech or the Members from any third party concerning the disposition of the Business and the Assets.

4.7              Confidential Information.

(a)        From time to time during the term hereof, one or more of the parties may acquire form one or more of the other parties hereto certain secret, confidential or proprietary information (whether or not reduced to writing and whether or not patentable or copyrightable) which is or in any manner may be related to the Materials (as defined in the Supply Agreement) or the business of another party hereto (collectively, "Proprietary Information"). Any party receiving Proprietary Information of another party hereunder shall keep strictly secret and confidential and shall not, either during or after the term of this Agreement, without such other party's prior written consent, disclose to any third party or use such Proprietary Information; provided, however, that such party may disclose such Proprietary Information to those of its employees who reasonably need to know such Proprietary Information in order to perform their duties under this Agreement or under the Supply Agreement. Each party shall use his or its best efforts to compel any person or entity to whom or which such party discloses Proprietary Information hereunder to keep such Proprietary Information strictly secret and confidential in accordance with the provisions of this Section 4.7.

(b)       The obligations of the parties under Section 4.7(a) above shall not apply to:

(i) Proprietary Information that is generally known to the public at the time of disclosure or subsequently becomes generally known to the public through no breach of Section 4.7(a) above by any party to this Agreement;

(ii) Proprietary Information that was in the receiving party's possession prior to disclosure hereunder;

(iii) Proprietary Information that was obtained by the receiving party in good faith from a third party lawfully possessing and having a right to disclose the same;

(iv) Proprietary Information that the receiving party is required by law or court order to disclose, provided that any party receiving any subpoena or governmental, judicial or administrative request for any Proprietary Information of Mentor shall notify Mentor of the request immediately, and shall not disclose such Proprietary Information absent Mentor's consent or a court order requiring such disclosure; or

(v)         Proprietary Information that the receiving party has affirmatively demonstrated to the disclosing party's reasonable satisfaction prior to disclosure or use was independently developed by the receiving party without the aid, application, reference or use in any way to Proprietary Information received from the disclosing party.

(c)       Within thirty (30) days following the termination or expiration of this Agreement or the request of a disclosing party hereto, the parties shall each return all Proprietary Information belonging to the other parties and all copies thereof, and any other records containing such Proprietary Information, to the other parties, except that SiTech may retain copies of such Proprietary Information to the extent necessary to meet any continuing obligations it may have to Mentor under this Agreement.

(d)        The parties hereto acknowledge that any breach or violation of provisions of Section 4.7(a) above will result in irreparable and continuing damage to the other parties for which there may be no adequate remedy at law, and the parties agree that in the event of any such breach or violation by any of them, the injured party shall be entitled to seek both damages and injunctive relief.

(e)        The obligations of the parties under this Section 4.7 shall survive the Closing or termination of this Agreement and shall continue in full force and effect in perpetuity.

(f)         SiTech shall require, prior to any person becoming a member of SiTech, that such person agree in writing to become subject to all the obligations of this Section 4.7 as if he, she or it were a party hereto.

4.8       [Intentionally Omitted]

4.9       Insurance. SiTech shall provide Mentor with a Certificate of Insurance, within sixty (60) days of the Effective Date and annually thereafter during the Option Term, verifying the insurance policies described in Section 3.12 above. SiTech covenants that anyinsurance proceeds attributable to a loss, which may be repaired, replaced or cured, will be used solely for the purposes of repairing, replacing or curing such loss.

4.10     Bankruptcy of Licensors. In the event any grantor or licensor of Intellectual Property (a "Licensor") to SiTech becomes the subject of a voluntary or involuntary bankruptcy proceeding, SiTech will not consent to termination of any license, technology transfer or other agreement of similar nature SiTech may have with such Licensor.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF MENTOR

 The obligation of Mentor to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by Mentor:

5.1       Representations and Warranties True. All representations and warranties of SiTech and the Members in this Agreement and the Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered to Mentor by SiTech and the Members, respectively, under this Agreement, shall be true and correct on and as of the Closing Date as if made on the date thereof.

5.2       Covenants Performed.  SiTech and the Members shall have performed, satisfied and compiled with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by SiTech and the Members on or before the Closing Date.

5.3       Certificate.  Mentor shall have received from SiTech a certificate, dated the Closing Date, certifying, in such detail as Mentor and its counsel may reasonably request, that the conditions specified in this Article V have been satisfied.

5.4       Opinion of Counsel for SiTech. Mentor shall have received an opinion from counsel for SiTech dated the Closing Date in a form reasonably acceptable to Mentor.

5.5       No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the sole judgment of Mentor, has a reasonable probability of resulting in (i) the obtaining of material damages from Mentor; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement; or (iii) other relief in connection therewith.

5.6       No Material Adverse Effect. During the period from the date of this Agreement to the Closing, there shall not have occurred an event or condition which has resultedor which reasonably may be expected to result in a material adverse change in the business condition (financial or otherwise), operations, properties, assets, liabilities or prospects of the Business (a "Material Adverse Effect"), and Mentor shall have received a certificate from SiTech dated the Closing Date to the foregoing effect. For purposes of this Agreement, "Material Adverse Effect," as defined above, to the extent it is quantifiable, shall mean an event which would require SiTech to make payments or otherwise incur liability of more than $50,000 for any one item or $100,000 in the aggregate over any period of twelve (12) months; provided, however, that notwithstanding the foregoing sentence, a Material Adverse Effect shall not include the specific act by SiTech of entering into any contract or other agreement that is expressly allowed under Section 4.2(b)(v) (including by waiver or deemed waiver by Mentor) or any occurrence that would be a violation of Section 3.5(k) hereof but for the fact that Mentor waived (or is deemed to have waived) its objections to such occurrence under such Section.

5.7       Authorizations. The managers, if any, and, to the extent required by law, the members of SiTech shall have approved this Agreement and the transactions contemplated hereby.

5.8       Documents. Unless otherwise specified hereunder, all documents and instruments incident to the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Mentor and its counsel, and Mentor shall have received all such counterpart originals or certified or other copies of such documents as it reasonably may request.

5.9       Delivery of Documents. Mentor shall have received all of the following documents and other items to be delivered by SiTech and, to the extent applicable, the Members before or at the Closing:

(a)        Documents.  The Bill of Sale, deeds, instruments of assignment, other instruments of conveyance and transfer, the Escrow Agreement and all other documents to be delivered by SiTech and the Members to Mentor at the Closing, in form and substance reasonably satisfactory to Mentor.

(b)        [Intentionally Omitted].

(c)       Resolutions. Resolutions and/or consent of the managers, if any, and, to the extent required by law, the members of SiTech authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by SiTech's Secretary as being true and correct and in full force and effect as of the Closing Date.

(d)       Certificates of Good Standing. Certificates of Good Standing (including tax) with respect to SiTech, issued by the Secretaries of State of the States of California and Texas, dated within ten (10) days of the Closing Date.

(e)        Consents. Evidence that all consents, approvals or authorizations of or notifications to any third parties (including governmental agencies), if any, required to sell the Assets and to consummate the transactions contemplated hereby have been obtained by SiTech and the Members.

(f)        Opinion of Counsel. The opinion of counsel for SiTech provided in Section 5.4above.

(g)       Certificates. Certificate from SiTech, dated the Closing Date, containing the information required pursuant to Sections 5.3 and 5.6 above.

(h)        Estoppel Certificates. The Estoppel Certificates, if obtainable through SiTech's best efforts.

(i)         Other Documents. Such other documents and instruments as Mentor or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

5.10     Existing Liens. All outstanding liabilities, obligations, liens, claims and encumbrances against SiTech or any of the Assets as of the Closing Date shall be released at or prior to the Closing.

5.11     Due Diligence. Mentor and its counsel shall have completed their due diligence investigation of SiTech and the Business on or before the Closing Date, and the results of such due diligence investigation shall be satisfactory in all respects to Mentor (including approval of all Due Diligence Information provided by SiTech and the Members to Mentor).

5.12     Schedule and Exhibits. SiTech and the Members shall have completed and attached hereto all updated Schedules and Exhibits required by this Agreement within five (5) business days prior to the Closing Date, and all such Schedules and Exhibits shall be acceptable to Mentor, in its sole discretion.

5.13     Required Consents.  All consents, approvals and waivers from third parties and governmental authorities necessary for consummation of the transactions contemplated hereby and to the continued validity and effectiveness of the Permits shall have been obtained without the imposition on Mentor of any conditions, restrictions or obligations that are not acceptable to Mentor in its sole discretion.

5.14     HSR Act. All applicable requirements under the HSR Act and the rules and regulations promulgated thereunder, if any, shall have been met, including, without limitation, the expiration of all applicable waiting periods thereunder, and neither the Department of Justice nor the Federal Trade Commission shall have raised objections to the transactions contemplated hereby.

5.15      Bulk Sales. SiTech shall have complied with all applicable bulk sales laws, and shall have paid or made arrangements for the payment in full of all creditors of SiTech on or prior to the Closing Date on terms satisfactory to Mentor in its sole discretion.

5.16     Appraisals and Solvency Options. If requested by Mentor within thirty (30) days prior to the Closing Date, SiTech shall have provided Mentor with appraisals from one or more independent appraisers mutually acceptable to SiTech and Mentor confirming (i) that the royalties paid by SiTech to NuSil under the License and Technology Transfer Agreement constitute fair value paid by SiTech for the rights and benefits received thereunder, (ii) that the exercise price to be paid by Mentor on exercise of the Option constitutes fair value for the Assets, and (iii) that SiTech will not be rendered insolvent by virtue of Mentor's purchase of the Assets hereunder.

5.17     Business Judgment of Mentor. Mentor shall have deemed on the Closing Date, in its sole and absolute discretion, that completion of the transactions contemplated by this Agreement are in the best interest of Mentor and its shareholders.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SITECH

The obligation of SiTech to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by SiTech:

6.1       Opinion of Counsel. Mentor shall have furnished to SiTech an opinion, dated the Closing Date, of Brobeck, Phleger & Harrison LLP, counsel for Mentor, in a form reasonably acceptable to SiTech.

6.2       No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the judgment of SiTech, has a reasonable probability if resulting in (i) the obtaining of material damages from SiTech, (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement, or (iii) other relief in connection therewith.

6.3       Proceedings and Documents. Unless otherwise specified hereunder, all documents and instruments incident to the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to SiTech and its counsel, and SiTech shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

6.4       Delivery of Documents. SiTech shall have received all of the following documents and other items to be delivered by Mentor simultaneously with the deliveries of SiTech pursuant to Section 5.9 above:

(a)        Documents. The Assignment and Assumption Agreement and all other documents to be delivered by Mentor to SiTech at the Closing, in form and substance reasonably satisfactory to SiTech.

(b)       Resolutions. Resolutions of the Board of Directors of Mentor authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by Mentor's Secretary as being true and correct and in full force and effect as of the Closing Date.

(c)        Payment of the Purchase Price. The Purchase Price, subject to the Holdback, and any adjustments thereto provided for herein.

(d)       Opinion of Counsel. The BP&H Opinion.

(e)        Other Documents. Such other documents and instruments as SiTech or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

6.5       HSR Act. All applicable requirements under the HSR Act and the rules and regulations promulgated thereunder, if any, shall have been met, including, without limitation, the expiration of all applicable waiting periods thereunder, and neither the Department of Justice nor the Federal Trade Commission shall have raised objections to the transactions contemplated hereby.

ARTICLE VII
OBLIGATIONS OF THE PARTIES AFTER CLOSING

7.1       Indemnification by SiTech and the Members. SiTech and, solely with respect to and to the extent of the obligations of the Members as expressly set forth in the Agreement, the Member, jointly and severally, shall indemnify and hold harmless Mentor and its officers, directors, employees, attorneys, representatives, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether to not arising out of any claim, action suit or other proceeding, and including reasonable attorneys' and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement, (collectively, "Damages"), incurred by, imposed on or borne by Mentor arising out of, resulting from or in any manner relating to:

(a)        the breach of any of the representations or warranties made by SiTech and the Members in this Agreement;

(b)       the breach or the failure of performance by SiTech or the Members of any of the covenants that they are to perform hereunder;

(c)        the payment of any taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing, by any government or subdivision thereof upon the business, assets or employees of SiTech or otherwise resulting from or relating to the respective businesses or operations of SiTech prior to the Closing or any of its properties or assets as they existed as of or any time prior to the Closing;

(d)       the existence prior to the Closing of Hazardous Materials upon, about or beneath any real property owned, leased or operated by SiTech on -or before the Closing or migrating or threatening to migrate from such real property, or the existence of a violation of Environmental Law pertaining to such real property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Law arose prior to the present ownership or operation of such real property by SiTech or was disclosed to Mentor by SiTech or the Members;

(e)        all debts, obligations and liabilities of SiTech arising out of, resulting from or in any manner relating to the Severance Benefits, if any;

(f)        the death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the business or operations of SiTech (whether asserted, discovered or established before or after the Closing), and whether or not it is the subject matter of a claim or action disclosed in the Disclosure Schedule to this Agreement;

(g)        all employment-related claims and causes of action, including, without limitation, those referenced in the Disclosure Schedule, and all other claims and causes of action that have arisen or arise out of or in connection with the operations of the businesses of SiTech conducted prior to the Closing (whether asserted, discovered or established before or after the Closing); and

(h)        the failure of the transactions contemplated in this Agreement to Close as a result of SiTech's failure to fulfill its material obligations under this Agreement that would materially affect the value of SiTech to Mentor.

Damages recoverable hereunder shall exclude any payment amount which Mentor shall have received under any insurance policy with respect thereto.  Notwithstanding anything to the contrary in this Agreement, any liability of the Members under this Section 7.1 is expressly limited to the extent of their ownership interests in SiTech and any funds received in violation of this Agreement.

7.2       Indemnification by Mentor. Mentor shall indemnify and hold harmless the Members, SiTech and SiTech's officers, directors, employees, attorneys, representatives, successors and assigns in respect of any and all Damages incurred by, imposed on or borne by SiTech and the Members arising out of, resulting from or in any manner relating to:

(a)        the breach of any of the representations or warranties made by Mentor in this Agreement; or

(b)       the breach or the failure of performance by Mentor of any of the covenants that it is to perform hereunder.

Damages recoverable hereunder shall exclude any payment amount which SiTech-or the Members shall have received under any insurance policy with respect thereto:

7.3       Indemnification Procedure for Claims. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party or parties (collectively, the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided, that the indemnified party's failure to give such notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for Damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnifying party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnified party (which shall not be unreasonably withheld) unless suit shall have been instituted solely against the indemnifying party.

7.4       Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at is own expense.  If the indemnifying party does not assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, (i) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (ii) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and it its own expense.  If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the indemnifying party; provided, that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the indemnified party.

7.5       Manner of Indemnification. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check to the indemnified party, or on behalf of such indemnified party to such third party as the indemnified party may direct, and where Mentor is the indemnified party, at Mentor's option, by payment from the Holdback.

7.6       Limitations on Indemnification Notwithstanding any provision of this Agreement to the contrary, SiTech and the Members on the one hand, and Mentor on the other, shall (i) have no obligation to indemnify any indemnified party entitled to indemnity under this Article VII unless and until the aggregate claims for indemnification against such indemnifying party exceed $50,000 (the "Threshold"), in which event the indemnified party shall be entitled to recover from the indemnifying party the full cumulative amount thereof and (ii) the aggregate liability of SiTech and the Members under Section 7.1 shall in no event exceed the Purchase Price; provided, that notwithstanding the foregoing the Threshold shall not apply with respect to any of the matters set forth in Sections 7.1(c), 7.1(d), 7.1(e) or 7.1(f) or any breach of the representations set forth in Section 3.1 above. Notwithstanding any provision of this. Agreement to the contrary, the Members shall not be obligated to indemnify Mentor pursuant to this Article VII with respect to covenants, representations, warranties or other agreements made by SiTech herein, and shall solely be liable under this Article VII with respect to and to the extent of the obligations of the Members as are expressly set forth in this Agreement.

7.7       Survival of Representations and Warranties. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and (a) the representations and warranties set forth in Sections 3.1 and 3.2 will continue in full force and effect in perpetuity, (b) the representations and warranties set forth in Sections 3.9, 3.10 and 3.14 will survive until the expiration of the respective statute of limitations with respect to such matters and (c) all other representations and warranties set forth herein or in any instrument or document furnished in connection herewith will expire onthe four (4) year anniversary of the Closing Date. No claim or action for indemnity pursuant to Sections 7.1 or 7.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to Section 7.7 except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.  Each party hereto may rely on the representations and warranties made by the other parties hereto notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

7.8       Payment of Creditors. SiTech will cause SiTechto, pay all debts and obligations of SiTech in existence on the Closing Date in full on or before the due date thereof.

ARTICLE VIII
TERMINATION

8.1       Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of Mentor and SiTech;

(b)       by Mentor or SiTech if the Closing shall not have occurred on or before the seven (7) year anniversary of this Agreement; provided (i) that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure~ to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) that if a request for additional information is received from a governmental authority pursuant to the HSR Act, such Closing shall be extended to the 90th day following the acknowledgement by such governmental authority that the parties have complied with such request, provided that in the event any of the parties litigates the order or injunction of a governmental authority challenging the transactions contemplated hereby on antitrust grounds through an appeal, such Closing will be extended through the completion of such appeal and (iii) that in the event SiTech shall have failed to meet one of the Milestones set forth on Exhibit B for twelve (12) months or more, this Agreement shall be automatically renewed for an additional twelve (12) month period unless Mentor gives written notice of its intention to terminate the Agreement; and

(c)       by Mentor at any time upon thirty (30) days' prior written notice to SiTech.

8.2       Effect of Termination. In the event of termination as provided above, this Agreement shall forthwith become of no further force or effect and, except as provided in Section 7.1 above, all parties hereto shall bear their own costs associated with this Agreement and the transactions contemplated hereby; provided, that Sections 4.7, 9.3, 9.5, 9.11 and 9.12 hereof shall survive such termination and continue in full force and effect, and such termination ~hal1 not relieve any person of liability for breach of or interference with this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1       Further Assurances.      At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

9.2       No Broker or Finder. Each of the parties represents and warrants that he or it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any conversion or finder's fee, in connection with the transactions contemplated hereby. SiTech and the Members, on the one hand, and Mentor, on the other, further agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

9.3       Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and the Supply Agreement, and in closing and carrying out the transactions contemplated by this Agreement and the Supply Agreement.

9.4       Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.5       Entire. Agreement: Waivers. This Agreement (and the Exhibits and Schedules hereto), the Supply Agreement and the License and Technology Transfer Agreement (and the Exhibits and Schedules thereto) constitute the entire agreement among the parties pertaining to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.6       Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

9.7       Successors and Assi2ns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void, except that any party's rights to indemnification under Article 7 may be freely assigned to any of its Affiliates.

9.8       Consent to Transfer Membership Interests; Obligations of Transferees and Assigns.  During the term of this Agreement, SiTech will not sell or transfer any of its assets other than in the ordinary course of business, and the Members will not voluntarily assign or transfer any interest in their SiTech Membership Interests without (i) first obtaining the prior written consent of Mentor (which consent shall not be unreasonably withheld) and (ii) complying with California law. Additionally, any transferee or assignee to whom SiTech Membership Interests are transferred or assigned by any Member during the Option Term, whether voluntarily or by operation of law, shall be subject to all of the obligations of a Member under this Agreement to the same extent as if such transferee or assignee shall have agreed in writing to be subject to such obligations in connection with such transfer or assignment, and SiTech and the Members will cause such transfer or assignee, as a condition to the effectiveness of such transfer or assignment, to become a party to this Agreement and subject to all of the obligations of a Member hereunder.

9.9       Third Party Purchasers. All third party purchasers of the ownership interests in SiTech including SiTech Membership Interests shall be subjected to all the obligations and liabilities of the member or Member under this Agreement from whom such third party purchaser purchased such SiTech Membership Interests, including without limitation all representations, warranties, covenants and indemnification obligations of such member or Member.

9.10     Notices. All notices, requests and other communications -hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

To Mentor:
Chief Legal Counsel
Mentor Corporation
5425 Hollister Avenue
Santa Barbara, California 93111
Facsimile No. (805) 681-6006
Attn:    Douglas H. Altschuler, Esq.

with a copy to:
Brobeck, Phieger & Harrison LLP
550 South Hope Street, 21st Floor
Los Angeles, CA 90071-2604
Facsimile No.: (213) 745-3345
Attn:    V. Joseph Stubbs, Esq.

To SiTech:
Alchemy Engineering, LLC d/b/a SiTech, LLC
c/o Mr. Richard Compton
P.O. Box 1018
Carpentaria, California 93014

To the Members:
Mr. Richard Compton
Mr. Del Petraitis
P.O. Box 1018
Carpentaria, California 93014

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.10, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.10, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.10, be deemed given five (5) days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.10). Any party from time to time may change his or its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

9.11     Governin2 Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

9.12      Consent to Jurisdiction and Forum Selection. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts located in the County of Los Angeles, State of California. Such choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 9.12. Each party hereby waives any right it may have to assert the doctrine of forum non convenes or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 9.12, and stipulates that the state and federal courts located in the County of Los Angeles, State of California shall have in personal jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

9.13     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.14     Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

9.15     Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable law.

9.16     Attorneys' Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Option and Asset Purchase Agreement as of the date first above written.

MENTOR CORPORATION

By: /S/GARY E. MISTLIN
Name:  Gary E. Mistlin
Its: Vice President of Finance

"Mentor"

ALCHEMY ENGINEERING, LLC
d/b/aSITECH, LLC

By:  /S/RICHARD A. COMPTON
Name:  Richard A. Compton
Its:  President

"SiTech"

/S/RICHARD A. COMPTON

/S/D.J. PETRAITIS

"Members"

 EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment Agreement") is entered into in connection with that certain Option and Asset Purchase Agreement, dated as of September __, 1997 (the "Agreement"), by and among MENTOR CORPORATION, a Minnesota corporation, or its assignee (collectively. "Mentor"), ALCHEMY ENGINEERING, LLC, a California limited liability company d/b/a SiTech, LLC ("SiTech"), and Richard A. Compton and Del J. Petraitis, the individual members of SiTech (such individuals, the "Members"), pursuant to which Mentor has been granted, and has exercised, an option to buy substantially all of the assets of SiTech and assume certain liabilities of SiTech. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them directly or by reference in the Agreement.

WHEREAS, the execution and delivery of this Assignment Agreement is a condition precedent to the closing of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SiTech and Mentor agree as follows:

1.         Liabilities. Subject to the terms and conditions of the Agreement:

(a)        Assumed Liabilities. Subject to Section 1(b) below, Mentor does hereby agree to assume, pay, fulfill, perform or otherwise discharge SiTech's liability for (i) post-Closing obligations under the facility and equipment leases of SiTech as of the date hereof on terms acceptable to Mentor and the lessorsthereunder; (ii) contracts and accounts payable relating to the purchase of inventory, sale of products and similar agreements that may arise prior to the date hereof in the ordinary course of operations of the Business in accordance with SiTech's prior practice; (iii) SiTech's bank line of credit or other indebtedness for borrowed money; (iv) all sales and transfer taxes and fees, if any, generated by the exercise by Mentor of its Option under the Agreement and its purchase of the Assets thereby and (v) any accrued but unpaid obligations of SiTech to make distributions under Section 1.6(a) of the Agreement.

(b)       Excluded Liabilities. Except as expressly set forth in Section 1(a) above, Mentor shall not and does not hereby assume, pay, perform, defend or discharge any, and SiTech does and shall hereby solelyretain, pay, perform, defend and discharge, all of SiTech's liabilitiesand obligations of any and every kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, whether known or unknown, including but not limited to: (i) [Intentionally Omitted]; (ii) specifically excluding the tax obligations described in Section 1 (a)(iv) above, all income, withholding, or other taxes or fees resulting from the transfer of the Assets and Business or otherwise; (iii) any obligations or liabilities of SiTech to its employees, including but not limited to accrued but unpaid payroll, accrued obligations or liabilities under any employment or consulting agreements, employee's beneficial interests or options to purchase beneficial interests in SiTech, employee benefit plans or pension, profit-sharing or retirement plans or vacation arrangements; (iv) any obligations or liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (v) any liabilities or expenses of SiTech, including brokers', attorneys' and other professionals' fees incurred in negotiating, executing and completing SiTech's obligations under the Agreement: (vi) any obligations or liabilities relating to any products alleged to have been manufactured, or sold by SiTech and alleged to have been defective, improperly designed or manufactured or improperly labeled; and (vii) any obligations or liabilities arising under any Environmental Law (as defined in Section 3.15 of the Agreement) or any other law (collectively, the "Excluded Liabilities").

2.         No Impact on Agreement. Except as may be expressly provided herein, the execution of this Assignment Agreement is intended to implement the provisions of the Agreement without in any manner altering or amending the provisions thereof.

3.         Further Assurances. SiTech and Mentor further covenant and agree with such other party hereto that it will, from time to time, at the reasonable request of such other party, execute and deliver or cause to be executed and delivered, all such further assignments, assumptions, and other instruments of transfer and agreements as may be reasonably required by such other party to more effectively assign to Mentor the liabilities assumed hereby and otherwise effect the purposes hereof.

4.         Successors and Assigns.~ This Assignment Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

5.          Counterparts. This Assignment Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

6.         Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this instrument as of the _____ day of __________.

MENTOR CORPORATION
By: /S/GARY E. MISTLIN
Name:  Gary E. Mistlin
Its: Vice President of Finance

"Mentor"

ALCHEMY ENGINEERING, LLC
d/b/aSITECH, LLC

By:  /S/RICHARD A. COMPTON
Name:  Richard A. Compton
Its:  President

"SiTech"

EXHIBIT B
MILESTONES AND PURCHASE PRICE ADJUSTMENT

[*] redacted

EXHIBIT C
ALLOCATION OF PURCHASE PRICE

EXHIBIT D
BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is entered into in connection with that certain Option and Asset Purchase Agreement, dated as of September __, 1997 (the "Agreement"), by and among MENTOR CORPORATION, a Minnesota corporation, or its assignee (collectively, "Mentor"), ALCHEMY ENGINEERING, LLC, a California limited liability company d/b/a SiTech, LLC ("SiTech"), and Richard A. Compton and Del J. Petraitis, the individual members of SiTech (such individuals, the "Members"), pursuant to which Mentor has been granted, and has exercised, an option to buy substantially all of the assets of SiTech. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them directly or by reference in the Agreement.

WHEREAS, the execution and delivery of this Bill of Sale is a condition precedent to the closing of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SiTech and Mentor agree as follows:

1.         Sale of Assets. Subject to the terms and conditions set forth in the Agreement, SiTech hereby sells and transfers to Mentor and Mentor hereby purchases, as a going concern, all of the right, title and interest in and to all of the tangible and intangible assets owned by SiTech or to which it is entitled and belonging to or used or intended to be used in the Business, of every kind and description and wherever located (collectively, the "Assets"), as of and with effect from the date hereof, upon the terms and conditions set forth in the Agreement. SiTech hereby represents and warrants that the Assets are conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, except only those liabilities and obligations that are to be assumed by Mentor as expressly provided in Section 1.4 of the Agreement. From and after the date hereof, SiTech will have no further right to use, market or otherwise transfer the Assets.

2.          The Assets. The Assets sold and purchased hereunder, include, but shall not be limited to:

                                     (i)                   all cash balances of SiTech;
                                    (ii)                   all of the accounts receivable of SiTech;

                                   (iii)                   all inventories of SiTech, including without limitation all raw materials, work in progress, finished goods (including inventories of finished products held for packaging and/or shipping and all types of inventories which are in transit or being held by third parties) and all production, shipping and packaging supplies;

                                   (iv)                   all prepaid expenses, including deposits and credits of SiTech;

(v)all fixed assets of SiTech, including all machinery, equipment, tools, handling equipment and accessories and supplies;

                                    (vi)                   all office furniture and furnishings, equipment and

supplies of SiTech;

(vii)                  all of SiTech 's right, title and interest as tenant in and to leases and interests in real property (the "Real Property"), together with all of SiTech's right, title and interest in and to all easements, rights and appurtenances thereto;

(viii)                 all of SiTech's right, title and interest in and to all plants, buildings, structures, erections, improvements and fixtures located on or forming part of the Real Property;

(ix)                   all of SiTech's right, title and interest in, to and under all domestic and foreign patents, patent applications, patent licenses, assignable soft*are licenses, assignable know-how licenses and technology transfer agreements, trade names, trademarks, brand names, logos, copyrights, unpatented inventions, discoveries, conceptions, reductions to practice, service marks, trademark and service mark registrations and applications, including without limitation that certain License and Technology Transfer Agreement (the "License and Technology Transfer Agreement") between SiTech and NuSil Technology ("NuSil");

(x)                   all of SiTech's right, title and interest in and to trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how) manufacturing, engineering and other drawings, technology, technical information, engineering data, design and engineering specifications, formulae, processes, blueprints, sketches, schematics, flow sheets, flow diagrams, magnetic media such as audio tapes, computer disks, micromedia such as microfilm and microfiche, promotional literature and similar data (all rights referred to in 2(ix) and 2(x) together referred to as the "Intellectual Property");

(xi)                   all of the Business's existing books, general, financial, tax and personnel records, correspondence and other documents, records and files, and all data systems and customer information to enable Mentor to continue the design, manufacture and sale of the Business's products and services;

(xii)                  the full benefit of all leases of, and conditional sales contracts and title retention agreements relating to, machinery and equipment of which SiTech is lessee;

(xiii)                 the full benefit of all contracts or commitments to which SiTech is entitled, including without limiting the generality of the foregoing,

                        (A)        all unfilled orders received by SiTech; and

7.                     Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

(B)        all forward commitments to SiTech for fixed assets, subleases, services, inventory, supplies or materials entered into in the usual and ordinary course of the Business, whether or not there are any written contracts with respect thereto;

(xiv)                 the full benefit of all licenses, and all registrations and permits of SiTech pertaining to environmental, health and safety matters, and all other assignable registrations and permits;

(xv)                  the goodwill of SiTech;

(xvi)                 all computer aided design and other product development equipment of SiTech; and

(xvii)                all claims, causes of action, rights of recovery, refunds and rights of set-off of any kind of SiTech, except insofar as necessary to offset a claim against SiTech but for which SiTech does not recover money. - - -

(xviii) all insurance proceeds and the full benefit of all insurance policies of SiTech, including without limitation those described in Section 3.12 hereof.

3.         Excluded Assets. Notwithstanding the provisions of Section 2 above to the contrary, the Assets shall not include:

                                    (i)                    SiTech's minute book, membership or other ownership

ledger and records and tax records not necessary for Mentor to continue the Business; and

(ii)                    assets related to employee benefit plans which are not assumed by Mentor.

4.         No Impact on Agreement. Except as may be expressly provided herein, the execution of this Bill of Sale is intended to implement the provisions of the Agreement without in any manner altering or amending the provisions thereof.

5.         Further Assurances. SiTech further covenants and agrees with Mentor that SiTechwill, from time to time, at the reasonablerequest of Mentor, execute and deliver or cause to be executed and delivered, all such further bills of sale, assignments, limited powers or attorney, and other instruments of transfer and agreements as may be reasonably required by Mentor to more effectively vest or perfect title in Mentor to the Assets hereby conveyed or intended to be conveyed.

6.         Successors and Assigns.  This Bill of Sale shall be binding on, and shall inure to the benefit of, SiTech and Mentor and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, Mentor and SiTech have executed and delivered this instrument as of the _________day of __________.

MENTOR CORPORATION
By: /S/GARY E. MISTLIN
Name:  Gary E. Mistlin
Its: Vice President of Finance

"Mentor"

ALCHEMY ENGINEERING, LLC
d/b/aSITECH, LLC
By:  /S/RICHARD A. COMPTON
Name:  Richard A. Compton
Its:  President

"SiTech"

EXHIBIT E
DISCLOSURE SCHEDULE

 3.2      Capitalization. The members of SiTech and their respective interests are as set forth below:

            Richard A. Compton                           66.6%
            Del J. Petraitis                                     33.4%

Capitalization of SiTech has not yet been completed. SiTech has reserved the right to issue additional membership interests and this schedule will be amended to reflect the issuance of such interests, the issuance of any non-membership interests, and any loans or other commitments of funding which shall be deemed necessary for SiTech to carry out its business purposes.

3.6       Properties.

3.8       Indebtedness.

3.9       Litigation.

3.11     Employees and Service Providers.

3.13     Contracts and Permits.

SiTech has entered into a License and Technology Transfer Agreement with NuSil Technology dated January 7, 1997 in which SiTech has acquired a license to certain technology as described therein to enable SiTech to produce certain silicone materials specifically set forth on Exhibit A to said Agreement in return for good and valuable consideration as described therein.